Co-operation Agreement Relating to the takeover offer for the entire issued and to be issued share capital of Tate & Lyle plc Dated 8 June 2026 TATE & LYLE PLC and INGREDION INCORPORATED Ref: L-371397 EXHIBIT 10.2

3222356760 i Contents Page 1 Interpretation ......................................................................................................................... 1 2 Effective Date and Terms of the Acquisition .......................................................................... 7 3 Undertakings in relation to Regulatory Conditions ................................................................ 8 4 Target Documentation ......................................................................................................... 12 5 Qualifications ....................................................................................................................... 12 6 Implementation .................................................................................................................... 13 7 Switching to an Offer ........................................................................................................... 14 8 Dividends............................................................................................................................. 15 9 Share Plans and Employee Matters ................................................................................... 16 10 D&O Insurance .................................................................................................................... 16 11 Termination .......................................................................................................................... 17 12 Representations and Warranties ......................................................................................... 18 13 Invalidity .............................................................................................................................. 19 14 Code .................................................................................................................................... 19 15 Notices ................................................................................................................................ 20 16 Further Assurances ............................................................................................................. 21 17 Remedies and Waivers ....................................................................................................... 21 18 No Partnership .................................................................................................................... 21 19 Time of Essence .................................................................................................................. 21 20 Third Party Rights ............................................................................................................... 22 21 Variation .............................................................................................................................. 22 22 Whole Agreement ................................................................................................................ 22 23 Assignment.......................................................................................................................... 22 24 Costs and Expenses ........................................................................................................... 22 25 Counterparts ....................................................................................................................... 22 26 Governing Law and Submission to Jurisdiction .................................................................. 23 27 Appointment of Process Agent ............................................................................................ 23

3222356760 ii Schedule 1 Share Plans and Employee Matters ................................................................ 24 Schedule 2 Announcement ................................................................................................. 40

3222356760 1 This Agreement is made on 8 June 2026 between: (1) Ingredion Incorporated, a corporation incorporated in Delaware, United States, with its principal executive offices located at 5 Westbrook Corporate Center, Westchester, Illinois, 60154, United States (the “Offeror”); and (2) Tate & Lyle PLC, a company incorporated in England and Wales with registered number 00076535 whose registered office is at 5 Marble Arch, London, United Kingdom, W1H 7EJ (the “Target”, and together with the Offeror the “parties”). Whereas: (A) The Offeror intends to announce a firm intention to make a recommended offer for the entire issued and to be issued share capital of the Target (the “Acquisition”) to be implemented by way of a Scheme or, if the Offeror so elects in accordance with this Agreement and the Panel consents, by way of an Offer, on the terms and subject to the conditions set out in the Announcement. (B) The parties are entering into this Agreement to take certain steps to implement the Acquisition and wish to record their respective obligations relating to such matters. It is agreed as follows: 1 Interpretation In this Agreement, unless the context otherwise requires: 1.1 Definitions: Acceptance Condition means the acceptance condition to any Offer; Acquisition has the meaning given to it in Recital (A); Act means the Companies Act 2006; Agreed Switch has the meaning given to it in Clause 7.1.1 (Switching to an Offer); Announcement means the announcement detailing the terms and conditions of the Acquisition to be made under Rule 2.7 of the Code in substantially the form set out in Schedule 2 (Announcement) to this Agreement; Business Day means any day which is not a Saturday, a Sunday or a public holiday, on which banks are generally open for business in London; Cash Consideration has the meaning given to it in the Announcement; CJDA means the confidentiality and joint defense agreement between the Offeror, the Target and their respective legal counsel in relation to the Acquisition dated 15 May 2026; Clean Team Agreement means the clean team agreement entered into between the Offeror and the Target in relation to the Acquisition dated 16 May 2026; Clearances means: (i) any approvals, authorisations, consents, certificates, clearances, determinations, findings of suitability, permissions, confirmations, comfort letters, and exemptions or waivers that are required to be obtained; (ii) all filings that are required to be made; and (iii) all waiting periods that are necessary to have expired,

3222356760 2 from or under any of the laws, regulations or practices applied by any Regulatory Authority (or under any agreement or arrangements to which any Regulatory Authority is a party) in connection with the satisfaction of one or more of the Regulatory Conditions; and any reference to any Clearances having been “satisfied” shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired in accordance with the relevant Regulatory Condition; Code means the City Code on Takeovers and Mergers as from time to time amended and interpreted by the Panel; Competition Law means the Competition Act 1998, the Enterprise Act 2002, Articles 101 and 102 of the Treaty on the Functioning of the European Union, Council Regulation 1/2003/EC, Council Regulation 139/2004/EC and any other law or regulation in any jurisdiction relating to fair competition, anti-trust, monopolies, merger control or similar matters; Conditions means: (i) for so long as the Acquisition is being implemented by means of the Scheme, the terms and conditions to the implementation of the Acquisition as set out in Appendix 1 to the Announcement (as may be amended by agreement in writing between the parties and, where required, with the consent of the Panel); or (ii) if the Acquisition is implemented by means of an Offer, the conditions referred to in (i) above, as amended by replacing the Scheme Conditions with the Acceptance Condition, and as may be further amended by agreement in writing between the parties and, where required, with the consent of the Panel; Confidentiality Agreement means the confidentiality agreement between the Offeror and the Target in relation to the Acquisition dated 14 May 2026; Court means the High Court of Justice in England and Wales; Court Meeting means the meeting or meetings of the Target Shareholders to be convened by order of the Court under the Act for the purpose of considering, and, if thought fit, approving the Scheme (with or without amendment), including any adjournment, postponement or reconvening thereof, notice of which is to be contained in the Scheme Document; Court Sanction Hearing Date means the date on which the Sanction Hearing takes place; Effective Date means the date upon which: (i) the Scheme becomes effective in accordance with its terms; or (ii) if the Offeror elects to implement the Acquisition by means of an Offer in accordance with the terms of this Agreement, the Offer becomes or is declared unconditional; Group means, in relation to any person, such person and its subsidiaries, subsidiary undertakings, holding companies and parent undertakings and the subsidiaries and subsidiary undertakings of any such holding company or parent undertaking, and the Offeror Group or the Target Group shall be construed accordingly; Law means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case of a Regulatory Authority;

3222356760 3 Listing Rules means the “UK listing rules” made by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000 and contained in the Financial Conduct Authority’s publication of the same name; Long Stop Date means 8 December 2027 or such later date as (i) either party may notify to the other party, provided that such date shall not be later than 8 June 2028; or (ii) the parties may agree (either with the consent of the Panel or at the direction of the Panel under Note on Section 3 of Appendix 7 of the Code) and, if required, as the Court may allow; Notice has the meaning given in Clause 15 (Notices); Offer means, if the Offeror elects in accordance with this Agreement and the Panel consents, implementation of the Acquisition by way of a takeover offer (as that term is defined in Chapter 3 of Part 28 of the Act) by the Offeror, or an affiliate thereof, to acquire the entire issued and to be issued share capital of the Target (other than any Target Shares held by the Target in treasury) including, where the context admits, any subsequent revision, variation, extension or renewal of such offer; Offer Document means the document despatched to (amongst others) the Target Shareholders under which any Offer would be made; Offeror Directors means the directors of the Offeror from time to time, and Offeror Director shall be construed accordingly; Offeror Information means information relating to the Offeror, the Offeror Group, any member of the Offeror Group or any Offeror Director; Panel means the Panel on Takeovers and Mergers; Proceeding means any civil, criminal or administrative claim, hearing, action, arbitration, litigation, suit, demand, investigation or other proceeding; Regulatory Authority means any central bank, ministry, governmental, quasi- governmental, supranational, statutory, court, regulatory, administrative or investigative body, agency or authority, including, but not limited to, those exercising powers in relation to anti-trust, competition or merger control, regulatory (including financial regulatory), taxing, importing or foreign investment matters, or any other authority, trade agency, association, institution or professional or environmental or health and safety body, in any relevant jurisdiction (including the SEC and the New York Stock Exchange) and any other regulatory authority (in each case) whose consent, or with whom a submission, filing or notification, is necessary in order to satisfy any the Regulatory Conditions, and Regulatory Authorities means all of them; Regulatory Conditions means the Conditions set out in paragraphs 3(a) to 3(l), 3(n) and 3(o) (inclusive) of Part A of Appendix I to the Announcement (if and to the extent that, in the case of paragraphs 3(n) and 3(o), the relevant “Third Party” under those Conditions is a Regulatory Authority); Regulatory Information Service means a Regulatory Information Service that is approved by the FCA and is on the list maintained by the FCA; Remedies means any conditions, measures, commitments, undertakings, remedies (including any disposal, sale, transfer, divestiture, licence, behavioural commitments, whether offered before or following completion of the Acquisition, and any pre-divestiture reorganisations) or assurance (financial or otherwise) offered or required in connection with the obtaining of any Clearances, and Remedy shall be construed accordingly;

3222356760 4 Sanction Hearing means the hearing by the Court of the application to sanction the Scheme under Part 26 of the Act; Scheme means the proposed scheme of arrangement under Part 26 of the Act between the Target and the Target Shareholders in connection with the Acquisition, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Offeror and the Target; Scheme Conditions means those conditions referred to in paragraph 2 of Part A of Appendix I to the Announcement; Scheme Document means the circular to be sent to (amongst others) the Target Shareholders setting out, among other things, the full terms and conditions of the Scheme and the notices convening the Court Meeting and the Target General Meeting, including any supplemental circular or document required by Law or any Regulatory Authority to be published in connection with such circular; Scheme Record Time has the meaning given in the Announcement; SEC means the US Securities and Exchange Commission; Sensitive Information means, in relation to each party, any commercially or competitively sensitive information in respect of each party’s Group and any personally sensitive data in respect of the shareholders, employees, directors or officers of the members of each party’s Group; Specific Regulatory Conditions means the Regulatory Conditions set out in paragraphs 3(a) to 3(l) (inclusive) of Part A of Appendix I to the Announcement; Target Board Recommendation means a unanimous and unqualified recommendation from the Target Directors (i) that Target Shareholders vote in favour of the Scheme at the Court Meeting and the Target Resolutions at the Target General Meeting, or (ii) if the Offeror proceeds by way of an Offer (in accordance with this Agreement and with the Panel’s consent (if required)), to accept the Offer, as the case may be; Target Board Recommendation Change means: (i) if the Target makes an announcement prior to the publication of the Scheme Document that: (a) the Target Directors no longer intend to make the Target Board Recommendation or intend to adversely modify or qualify such recommendation; (b) other than where an Agreed Switch has occurred, it shall not convene the Court Meeting or the Target General Meeting; or (c) other than where an Agreed Switch has occurred, it intends not to publish the Scheme Document or (if different) the document convening the Target General Meeting; (ii) any failure to include the Target Board Recommendation in the Scheme Document (or (if different) the document convening the Target General Meeting) or where an Agreed Switch has occurred, any failure to include the Target Board Recommendation in the Offer Document; (iii) other than where an Agreed Switch has occurred, the Target makes an announcement that it shall delay the convening of, or shall adjourn, the Court Meeting or the Target General Meeting to an unspecified date or to a date

3222356760 5 which is later than the latest date permitted by Condition 2(a) and Condition 2(b) respectively, in each case without the prior written consent of the Offeror, except where such delay or adjournment is (a) approved by the Offeror in writing; or (b) solely caused by logistical or practical reasons beyond the Target’s reasonable control, provided that the Target uses reasonable endeavours to convene or reconvene the Court Meeting or the Target General Meeting (as applicable) for the earliest date reasonably practicable (in accordance with the Code and any other applicable Law) following such announcement; (iv) any withdrawal, adverse qualification or adverse modification of the Target Board Recommendation (including where the Target Directors inform the Offeror that they no longer intend to make the Target Board Recommendation or that they intend to withdraw or to adversely qualify or modify such recommendation); (v) at any time prior to the conclusion of the Court Meeting and the Target General Meeting, any failure to publicly reaffirm or re-issue the Target Board Recommendation within five Business Days of the Offeror’s reasonable request to do so; (vi) if, after the Scheme has been approved by the Target Shareholders and/or the approval of the Target Resolutions at the Target General Meeting, the Target Directors announce that they shall not implement the Scheme (other than in connection with an announcement of an Offer or revised offer by the Offeror or one of its concert parties for the Target); or (vii) a third party announces a firm intention under Rule 2.7 of the Code to make an offer or revised offer for the Target and whether or not it is subject to the satisfaction or waiver of any pre-conditions, which is recommended by the Target Directors; Target Directors means the directors of the Target (from time to time); Target General Meeting means the general meeting (including any adjournment, postponement or reconvening thereof) of the Target Shareholders to be convened in connection with the Scheme for the purpose of considering, and if thought fit approving, the Target Resolutions; Target Resolutions means such shareholder resolutions of the Target to be proposed at the Target General Meeting for the purposes of, amongst other things, approving and implementing the Scheme, the Acquisition and, subject to the Scheme becoming Effective, the acquisition by the Offeror of any Target Shares issued or transferred out of treasury after the Scheme Record Time, including certain amendments to the articles of association of the Target, and such other matters as may be agreed between the Target and the Offeror as necessary or desirable for the purposes of implementing the Scheme; Target Shareholders means the registered holders of Target Shares from time to time; Target Share Plans means the Tate & Lyle Sharesave Plan 2020 approved by Target Shareholders on 23 July 2020, the Tate & Lyle 2020 Performance Share Plan approved by Target Shareholders on 23 July 2020, the Tate & Lyle 2013 Performance Share Plan approved by Target Shareholders on 26 July 2012 and the Tate & Lyle Discretionary Group Bonus Plan 2024 originally approved by the remuneration committee of the Target on 21 September 2010, each as amended from time to time;

3222356760 6 Target Shares means the entire issued and to be issued ordinary share capital of the Target, including ordinary shares of the Target represented by American Depositary Shares evidenced by American Depositary Receipts; and VAT means (i) any value added tax imposed by the VAT Act 1994; (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (iii) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (i) or (ii) above, or imposed elsewhere. 1.2 Announcement Terms used but not defined expressly in this Agreement shall, unless the context otherwise requires, have the meaning given to them in the Announcement. In case of inconsistency, the definitions set out in this Agreement shall take precedence. 1.3 Clauses, Schedules References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to clauses of, and schedules to, this Agreement. References to paragraphs are to paragraphs of this Agreement and to Parts are to Parts of the Schedules. 1.4 Singular, plural, gender References to one gender include all genders and references to the singular include the plural and vice versa. 1.5 References to persons and companies References to: 1.5.1 a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and 1.5.2 a company shall include any company, corporation or any body corporate, wherever and however incorporated or established. 1.6 References to subsidiaries and holding companies The words holding company, parent undertaking, subsidiary and subsidiary undertaking shall have the same meaning in this Agreement as their respective definitions in the Act, as applicable. 1.7 The Code When used in this Agreement, the expressions acting in concert, concert parties, control and offer shall be construed in accordance with the Code. 1.8 Modification of Statutes References to a statute or statutory provision include: 1.8.1 that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement; 1.8.2 any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and 1.8.3 any subordinate legislation made from time to time under that statute or statutory provision.

3222356760 7 1.9 Time of Day References to times of day are to London time, unless otherwise stated. 1.10 Amendments A reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time. 1.11 Headings Headings shall be ignored in construing this Agreement. 1.12 Information References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm. 1.13 Legal Terms References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction. 1.14 Non-limiting effect of words The words including, include, in particular and words of similar effect shall not be deemed to limit the general effect of the words that precede them. 1.15 Meaning of “to the extent that” and similar expressions In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way. 2 Effective Date and Terms of the Acquisition 2.1 Effective Date The obligations of the parties under this Agreement, other than Clause 1 (Interpretation), this Clause 2.1 (Effective Date) and Clauses 11 (Termination) to 27 (Appointment of Process Agent) (inclusive), shall be conditional on the release of the Announcement via a Regulatory Information Service at or before 5.00 p.m. on the date of this Agreement, or such other date and time as may be agreed by the parties (and, where required by the Code, the Panel may approve). Clause 1 (Interpretation), this Clause 2 (Effective Date and Terms of the Acquisition), and Clauses 11 (Termination) to 27 (Appointment of Process Agent) (inclusive) shall take effect on and from the date of this Agreement. 2.2 Terms of the Acquisition 2.2.1 The principal terms of the Acquisition shall be as set out in the Announcement, together with such other terms as may be agreed between the parties in writing (save in the case of an improvement to the terms of the Acquisition, which shall be at the sole discretion of the Offeror) and, where required by the Code, approved by the Panel. 2.2.2 The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Scheme Document. Should the Offeror elect to implement the Acquisition by way of an Offer in accordance with this Agreement, the terms of the Acquisition shall be as set out in the Offer Document.

3222356760 8 3 Undertakings in relation to Regulatory Conditions 3.1 Offeror’s Regulatory Conditions Strategy Except where otherwise required by Law or a Regulatory Authority, the Offeror shall: 3.1.1 determine, having consulted in good faith and on a timely basis with the Target, and considering, in good faith, reasonable comments and views from the Target, the strategy to be pursued for satisfying the Regulatory Conditions (including in relation to any Remedies, if required); 3.1.2 not (and shall procure that each member of its Group shall not, and shall instruct that any person acting in concert or deemed to be acting in concert with the Offeror shall not) apply, or submit any notifications or submissions in relation to Clearances, other than those Clearances relating to the Specific Regulatory Conditions, without the prior written consent of the Target; and 3.1.3 promptly contact and correspond with any Regulatory Authority in relation to any Clearances sought by the Offeror in respect of the Acquisition in accordance with this Agreement, including submitting and preparing, with the assistance of the Target in accordance with this Agreement, all necessary filings, notifications and submissions. 3.2 Target co-operation with Regulatory Conditions The Target undertakes to co-operate reasonably and on a timely basis with the Offeror in communicating with any Regulatory Authority for the purposes of obtaining all Clearances relating thereto, including providing the Offeror (or its advisers) with any information or documents and other assistance and access (including providing reasonable access to the Target’s personnel and advisers) as may be reasonably requested and necessary for the purpose of making a submission, filing or notification (and preparing drafts of the same) to, or responding to questions from, any relevant Regulatory Authority in relation to the Regulatory Conditions as soon as practicable, provided that nothing in this Clause 3 (Undertakings in relation to Regulatory Conditions) shall require the directors of the Target to: 3.2.1 comply with Clause 3 upon a Target Board Recommendation Change; 3.2.2 maintain their recommendation of the Acquisition; 3.2.3 adjourn, postpone or seek to adjourn or postpone (or refrain from adjourning or postponing or seeking to adjourn or postpone) any shareholder meeting or court hearing which has been or shall be convened in relation to the Acquisition; or 3.2.4 (without prejudice to any other obligation the Target has under this Agreement) require the Target to make any change (or refrain from making any change) to the timetable for implementing the Acquisition, and nothing in this Clause 3 (Undertakings in relation to Regulatory Conditions) shall require the Target to agree to or assist with any Remedies proposed by or agreed with the relevant Regulatory Authorities. 3.3 Offeror undertaking to satisfy all Regulatory Conditions The Offeror shall take, and shall procure that each member of its Group and instruct that any person acting in concert or deemed to be acting in concert with the Offeror shall take, all necessary steps to ensure satisfaction of the Regulatory Conditions as soon as practicable (and in any event, in sufficient time so as to enable the Effective Date to occur at least 3 months prior to the Long Stop Date), provided that the Offeror shall not be required to accept

3222356760 9 any Remedies that are adverse to a material extent to the Offeror Group, taken as a whole (the “Regulatory Undertaking Carve-out”). This shall include, but is not limited to: 3.3.1 subject to Clauses 3.1.2 and 3.4, making as soon as reasonably practicable, and in any event: (i) within 30 Business Days of the date of this Agreement (or such other date as agreed between the parties), any filings (or pre-notification engagement or draft filings where required or customary) with the Regulatory Authorities in the United States, the European Union, China, the United Kingdom, Mexico, Brazil, Tanzania and Zanzibar; and (ii) within 45 Business Days of the date of this Agreement (or such other date as agreed between the parties), any filings (or pre-notification engagement or draft filings where required or customary) with the Regulatory Authorities in Canada, South Korea, Colombia and under the Foreign Subsidies Regulation (EU), in each case in connection with the Regulatory Conditions and any other filing as agreed between the parties as necessary for the implementation of the Acquisition, and shall respond to any supplemental inquiries and file any additional information requested by any Regulatory Authority as soon as reasonably practicable after receipt of such request, including a relevant notification or submission; 3.3.2 not, and procuring that each member of its Group and instructing that any person acting in concert or deemed to be acting in concert with the Offeror shall not, withdrawing a filing, submission or notification to any Regulatory Authority, or entering into any timing agreement, understanding or commitment with any Regulatory Authority to extend any waiting period or not close the Acquisition, without the Target’s prior written consent; 3.3.3 taking all steps necessary or advisable to avoid: (i) any declaration of incompleteness by any Regulatory Authority, and (ii) any suspension of any review period by any Regulatory Authority; 3.3.4 subject to the Regulatory Undertaking Carve-out, accepting the imposition of, or offering (and not withdrawing) and executing, or agreeing any and all Remedies (including such as may be against the commercial interests of the Offeror Group) necessary to obtain the Clearances in sufficient time so as to enable the Effective Date to occur at least 3 months prior to the Long Stop Date; 3.3.5 defending any Proceeding (including any Proceeding seeking a temporary restraining order or preliminary injunction) which acts, seeks, proposes or threatens to prevent, delay or impair the Effective Date occurring at least 3 months prior to the Long Stop Date; and 3.3.6 without limiting the foregoing, if any Clearance remains outstanding which would mean that a Regulatory Condition would not be satisfied in sufficient time to enable the Effective Date to occur at least 3 months prior to the Long Stop Date, the Offeror shall: (i) subject to the Regulatory Undertaking Carve-out, enter into an arrangement with the Regulatory Authority, and such other parties as may be necessary, by which the Effective Date could occur at least 3 months prior to the Long Stop Date, including, if necessary, agreeing to any undertakings or hold-

3222356760 10 separate arrangements (any such arrangement being on terms acceptable and agreed to by the Regulatory Authority in advance); and (ii) upon entering into any arrangement as contemplated by Clause 3.3.6(i) above, waive the Regulatory Condition(s) to which the relevant outstanding Clearance relates. 3.4 Co-operation between the parties 3.4.1 Without prejudice to Clause 3.3, the Offeror and the Target shall work co-operatively and reasonably with each other and their respective advisers in relation to the Regulatory Conditions. Save to the extent prohibited from doing so by Law or applicable Regulatory Authorities, each of (i) the Target and (ii) the Offeror shall (if and to the extent that such steps have not already been taken prior to the date hereof): (i) provide each other (or their advisers) with draft copies of all filings, notifications, submissions and written communications to be made to any Regulatory Authority in relation to obtaining any Clearance, at such time as shall allow the other party a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent; (ii) take into account such reasonable comments made by the other party (and their advisers) on such filings, notifications, submissions and communications; (iii) provide the other party with any information or documents (in accordance with the Clean Team Agreement, as necessary) and other assistance and access as may be reasonably requested and necessary for the purpose of: (a) making a submission, filing or notification to any relevant Regulatory Authority in relation to the Regulatory Conditions as soon as practicable; or (b) subject to Clause 3.3.4, the identification, structuring and preparation of any Remedies; (iv) make the party’s representatives available on reasonable notice for meetings and material telephone calls requested by any Regulatory Authority in connection with the obtaining of all requisite Clearances and the implementation of the Acquisition; (v) where permitted by the Regulatory Authority, give the other party (and their legal advisers) reasonable prior notice of, and allow persons nominated by the other party, to attend all non-administrative meetings and/or telephone calls with any Regulatory Authority in connection with the obtaining of all requisite Clearances and the implementation of the Acquisition and to make oral submissions during such meetings and/or telephone calls, provided that routine procedural or status update communications shall be excluded; and (vi) as soon as reasonably practicable, provide the other party (or its advisers) with copies of all filings, notifications, submissions and written communications in the form submitted or sent to any Regulatory Authority in relation to obtaining any Clearance; 3.4.2 keep the other party informed regularly and promptly of the progress towards satisfaction (or otherwise) of the Regulatory Conditions. Without prejudice to the

3222356760 11 generality of the foregoing, the parties shall keep each other informed as soon as is reasonably practicable of developments which are material or potentially material to the obtaining of any Clearances and/or the timely satisfaction of the Regulatory Conditions; 3.4.3 keep the other party’s legal advisers copied in correspondence with any Regulatory Authority in connection with the obtaining of any Clearances and/or the satisfaction of the Regulatory Conditions; 3.4.4 notify the other party promptly of and provide copies of any material communications (or, in the case of non-written material communications, reasonable details of the contents of any such material communications) from any Regulatory Authority in relation to obtaining any Clearances; 3.4.5 maintain ongoing dialogue with any Regulatory Authority in order to monitor and facilitate the progress of any filings, notifications or submissions and offer such assistance and input as may be reasonably necessary to assist each Regulatory Authority to consider and progress such filings, notifications or submissions in connection with satisfying the Regulatory Conditions, provided that the co-operation between the parties and their respective advisers will be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges and to limit the exchange of any Sensitive Information to outside counsel or pursuant to the CJDA. 3.5 Filing fees and charges The Offeror shall be responsible for paying any filing, administrative or other merger notice fees, costs (other than professional costs) and expenses incurred in connection with obtaining any Clearances, unless such fees and expenses are payable by the Target as specified by applicable local Law, in which case the Offeror shall, on demand, as promptly as practicable reimburse the Target for such fees and expenses provided, however, that each of the Offeror and the Target shall be responsible for the fees and expenses associated with its own outside counsel and other advisers, consultant fees and expenses and other professional costs related to obtaining Clearances for the transactions contemplated under this Agreement (including the costs of preparing, reviewing and commenting on any filings, notifications, submissions, correspondence or communications). 3.6 Offeror actions which could prevent or delay satisfaction of the Regulatory Conditions 3.6.1 The Offeror undertakes to the Target that, until the Regulatory Conditions are satisfied: (i) it shall not (and shall procure that each member of its Group, and instruct that each person acting in concert or deemed to be acting in concert with the Offeror shall not) take, or omit to take, or permit or cause to be taken or omitted to be taken, any action, or enter into an agreement for, or consummate, any acquisition or other transaction which would be reasonably expected to have the effect of preventing or materially delaying satisfaction of the Regulatory Conditions; and (ii) it shall, in each case to the extent permitted by applicable Law and any applicable obligations of confidentiality, inform the Target promptly in the event that it becomes aware of any member of its Group (or any person acting in concert or deemed to be acting in concert with the Offeror) entering into an agreement for, or consummating, any acquisition or other transaction

3222356760 12 which would be reasonably expected to have the effect of preventing or materially delaying satisfaction of the Regulatory Conditions. 3.6.2 The Offeror confirms that it is not aware as at the date of this Agreement of any matter or circumstance which could reasonably be expected to materially prevent or delay the satisfaction of the Regulatory Conditions by the Long Stop Date. 4 Target Documentation 4.1 If the Acquisition is being implemented by means of the Scheme, the Offeror agrees: 4.1.1 to provide promptly to the Target all Offeror Information as may be reasonably requested by the Target and which is required for the purpose of inclusion in the Scheme Document (including all information that is necessary for the purposes of satisfying the relevant disclosure obligations under the Code and/or applicable Law); 4.1.2 to provide all such other assistance and access as may be reasonably required by the Target for the preparation of the Scheme Document including reasonable access to, and ensuring that reasonable assistance is provided by, the Offeror’s professional advisers; 4.1.3 to procure that the Offeror Directors (and any other person connected with the Offeror as required by the Panel) accept responsibility, if and to the extent required (and on the terms required) by the Code, for all information in the Scheme Document relating to the Offeror, the Offeror Group and the Offeror Directors, including any statements of opinion, belief or expectation of the Offeror Directors in relation to the Acquisition or the Offeror Group (as enlarged by the Acquisition) and any other information in the Scheme Document for which an offeror would be required under the Code or applicable Law to accept responsibility; and 4.1.4 that, if any supplemental circular or document is required to be published in connection with the Scheme or, subject to the prior written consent of the Offeror (such consent not to be unreasonably withheld or delayed) and, where required, the consent of the Panel, any variation or amendment to the Scheme, it shall promptly provide such co-operation and information necessary to comply with all regulatory provisions of the Code or applicable Law as the Target may reasonably request in order to finalise such document. 4.2 Prior to the Effective Date, each of the Offeror and the Target agrees to: 4.2.1 notify the other party as promptly as reasonably practicable after becoming aware that any information provided by it for use in the Scheme Document or any other document to be prepared in connection with the Acquisition is or has become false or misleading; and 4.2.2 to the extent required by the Panel under the Code to correct any such false or misleading information. 5 Qualifications 5.1 Nothing in Clauses 3 (Undertakings in relation to Regulatory Conditions) and 4 (Target Documentation) shall require any party (the “disclosing party”) to provide or disclose to the other party any information: 5.1.1 which the disclosing party (acting reasonably) considers to be commercially or competitively sensitive or confidential information related to its business and/or any member of its Group which is not relevant to the Acquisition or any Clearance;

3222356760 13 5.1.2 that is personally identifiable information of a director, officer or employee of the disclosing party or any member of its Group, unless that information can be reasonably anonymised (in which case the disclosing party shall provide the relevant information on an anonymous basis) or is publicly available; 5.1.3 which the disclosing party is prohibited from disclosing by Law or a Regulatory Authority; 5.1.4 where such disclosure would result in the loss of any privilege that subsists in relation to such information (including but not limited to legal advice privilege); or 5.1.5 in circumstances that would result in that party being in breach of a material contractual obligation, (the “restricted information”). 5.2 Without prejudice to Clauses 3.3, 3.5 and 3.6, but subject always to each party’s obligations pursuant to Clause 3 (Undertakings in relation to Regulatory Conditions): 5.2.1 Clause 3.4.1(v) shall not require the Offeror or the Target to permit the other party or its advisers to attend any part of a contemplated meeting or substantive call with any Regulatory Authority during which either party determines (acting reasonably and in good faith) that Sensitive Information would be disclosed; and 5.2.2 each party may redact restricted information from any documents shared with the other party and/or take reasonable steps to procure that restricted information is not shared with the other party, including, where relevant, (i) providing restricted information to the other party’s legal counsel on an “external counsel only” basis in accordance with the requirements of Practice Statement 30 published by the Panel and the CJDA; (ii) pursuant to the Clean Team Agreement; (iii) pursuant to additional procedures agreed between the Offeror and the Target to ensure compliance with Competition Law; or (iv) where disclosure to the other party would reasonably be expected to have a material adverse effect on the disclosing party’s legitimate business interest, providing directly to a Regulatory Authority (with a non-confidential version of any relevant filing, submission or communication being provided to the other party). 6 Implementation 6.1 The Offeror undertakes: 6.1.1 not to object to, and shall co-operate in good faith with, the Target in relation to the Sanction Hearing being convened as soon as reasonably practicable following the satisfaction or waiver of the Scheme Conditions and the Regulatory Conditions; 6.1.2 not to object to, and shall co-operate in good faith with, the Target in relation to, the Scheme being implemented as soon as reasonably practicable following the satisfaction or waiver of the Scheme Conditions, and the Regulatory Conditions; and 6.1.3 by no later than the Business Day prior to the Sanction Hearing, to deliver a written notice to the Target confirming either:

3222356760 14 (i) the satisfaction of all Conditions or waiver of all Conditions that are yet to be satisfied (other than the Scheme Condition relating to the sanction of the Scheme by the Court); or (ii) its intention to invoke a Condition (if permitted by the Panel), in which case the Offeror shall provide the Target with details of the event which has occurred, or circumstances which have arisen, which the Offeror reasonably considers to be sufficiently material for the Panel to permit the Offeror to invoke the Condition or treat it as unsatisfied or incapable of satisfaction, and, if and to the extent that all of the Conditions (other than the Scheme Condition relating to the sanction of the Scheme by the Court) have been satisfied or, where permissible, waived, the Offeror shall, either: (a) instruct counsel to appear on the Offeror’s behalf at the Sanction Hearing and to undertake to the Court to be bound by the terms of the Scheme insofar as it relates to the Offeror; or (b) notify the Target that it agrees to be bound by the Target’s counsel and undertake to the Court to be bound by the terms of the Scheme. The Offeror shall provide such documentation or information as may reasonably be required by the Target’s counsel or the Court in relation to such undertaking. 6.2 If the Offeror is or becomes aware of any fact, matter or circumstance that would allow any of the Conditions to be invoked, the Offeror shall inform the Target as soon as reasonably practicable. The Offeror agrees that if it intends to seek the permission of the Panel to invoke a Condition it will, prior to approaching the Panel, notify the Target of its intention and provide the Target with reasonable details of the grounds on which it intends to invoke the relevant Condition. 6.3 Without prejudice to any other provision of this Agreement, the Offeror undertakes to the Target that it shall reasonably co-operate with the Target and take, and shall procure that each member of its Group and instruct that any person acting in concert or deemed to be acting in concert with the Offeror shall reasonably co-operate with the Target and take, all necessary or desirable steps for the purposes of enabling the approval or implementation of the Acquisition in accordance, and subject to the terms and conditions (including the Conditions) of, the Announcement. 7 Switching to an Offer 7.1 The Offeror reserves the right, as set out in the Announcement, and, subject to the consent of the Panel, to elect at any time to implement the Acquisition by way of an Offer, whether or not the Scheme Document has been published, if: 7.1.1 the Target provides its prior written consent (an “Agreed Switch”); 7.1.2 a third party announces a firm intention to make an offer (whether or not subject to the satisfaction or waiver of any conditions or pre-conditions as allowed under the Code) for the issued and to be issued ordinary share capital of the Target; 7.1.3 (without prejudice to the Offeror's right to terminate this Agreement pursuant to Clause 11.1.4) a Target Board Recommendation Change occurs; or 7.1.4 the Target is in material breach of any term of this Agreement, provided that: (i) the Offeror shall first have notified the Target in writing of such breach and of its intention to implement the Acquisition by way of an Offer; and (ii) such breach remains unremedied following the expiry of five (5) Business Days from the date of receipt of such written notification,

3222356760 15 provided that, in each case, the Offer is made in accordance with terms and conditions set out in the Announcement (with any modifications or amendments to such terms and conditions as may be required by the Panel or which are necessary as a result of a switch from the Scheme to an Offer) and in accordance with this Agreement. 7.2 In the event of an Agreed Switch, the Offeror shall: 7.2.1 agree with the Target in a timely manner the form and content and timing of publication of any joint announcements relating to the Agreed Switch and its implementation and any proposed changes to the timetable in relation to the implementation of the Agreed Switch; 7.2.2 prepare the Offer Document and shall consult the Target in relation to the preparation thereof; 7.2.3 submit, or procure the submission of, drafts and revised drafts of the Offer Document to the Target for review and comment and, consider in good faith for inclusion any reasonable comments proposed by the Target or its advisers on such documents; 7.2.4 seek the Target’s approval of the contents of the information on the Target, or for which the Target or the Target’s Directors are taking responsibility, contained in the Offer Document before it is published, and afford the Target reasonable time to consider such documents, in order to give its approval (such approval not to be unreasonably withheld or delayed); and 7.2.5 keep the Target informed, on a regular and confidential basis, and, in any event, within two (2) Business Days following receipt of a written request from the Target, of the number of the Target Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms, the identity of such shareholders and the number of the Target Shares to which such forms relate. 8 Dividends 8.1 The parties acknowledge and agree that in addition to the consideration payable in connection with the Acquisition: 8.1.1 the Target Directors will be entitled to recommend and approve the payment of, and the Target Shareholders on the register of members of the Target at the relevant time will be entitled to receive and retain, a dividend in respect of the twelve-month period ended on 31 March 2026 of up to (but not exceeding) 13.2 pence per Target Share (the “Target FY26 Final Dividend”); and 8.1.2 in addition to the Target FY26 Final Dividend, the Target Directors will be entitled to recommend and approve the payment of, and the Target Shareholders on the register of members of the Target at the relevant time will be entitled to receive and retain, a dividend of up to (but not exceeding) 6.8 pence per Target Share in respect of the six-month period ended on 30 September 2026 (the “Target FY27 Interim Dividend” and together with the Target FY26 Final Dividend, the “Target Permitted Dividends”). 8.2 The Target Shareholders will be entitled to receive and retain any Target Permitted Dividend (or part thereof) without any reduction being made to the Cash Consideration. 8.3 The Offeror consents (and shall, if required, confirm such consent in writing to the Panel before any Target Permitted Dividend is declared) to any Target Permitted Dividend being declared, made and paid for the purposes of Rule 21 of the Code and agrees that it shall not

3222356760 16 have the right to invoke Condition 3(p)(ii) in Appendix I to the Announcement in respect of such declaration, making or payment of any Target Permitted Dividend. 8.4 The Offeror undertakes in favour of the Target that, following completion of the Acquisition, it will not cause or permit the payment of any Target Permitted Dividend to be revoked or cancelled unless, and then only to the extent that, payment of such Target Permitted Dividend would contravene Part 23 of the Act or any other applicable law or regulation. 8.5 The Offeror reserves the right (without prejudice to any right the Offeror may have, with the consent of the Panel, to invoke Condition 3(p)(ii) in Appendix I to the Announcement) to (at the Offeror’s sole discretion) reduce the Cash Consideration by an amount equal to any dividend, distribution or other return of capital declared, made or paid by the Target other than any Target Permitted Dividend. In such circumstances, the Target Shareholders shall be entitled to retain any such dividend, distribution or other return of capital and any reference in the Announcement or this Agreement to the Cash Consideration will be deemed to be a reference to the Cash Consideration as so reduced. 9 Share Plans and Employee Matters 9.1 The parties agree that the provisions of Part A Schedule 1 (Share Plans and Employee Matters) shall apply in connection with the implementation of the Acquisition in respect of the Target Share Plans. 9.2 The parties agree that the provisions of Part B Schedule 1 (Share Plans and Employee Matters) shall apply in connection with the implementation of the Acquisition in respect of certain employee related matters. 9.3 The Target shall determine the strategy for communicating the provisions of Part B of Schedule 1 (Share Plans and Employee Matters) to the employees of the Target. The Target shall consult the Offeror in relation to such strategy for communicating the provisions of Part B of Schedule 1 (Share Plans and Employee Matters) provided that there has not been a Target Board Recommendation Change. 9.4 The parties agree that if the Acquisition is implemented by way of the Scheme, the parties will use good faith efforts to ensure that timetable for its implementation shall be fixed so as to enable options and awards under the Target Share Plans which provide for exercise and/or vesting upon the sanction of the Scheme by the Court to be exercised and/or vest in sufficient time to enable the resulting Target Shares to be issued or transferred to participants prior to the Scheme Record Time and to be bound by the Scheme on the same terms as the Target Shares held by the Target Shareholders. 10 D&O Insurance 10.1 If and to the extent such obligations are permitted by Law, for six years after the Effective Date, the Offeror undertakes in favour of the Target and in favour of each of the directors and officers (and other individuals in a management or supervisory capacity or serving in roles equivalent to that of director or officer and/or who are subject to fiduciary (or equivalent) duties to a member of the Target Group, such individuals being “Relevant Individuals”) of the Target and each of its subsidiary undertakings as at and prior to the date of this Agreement to: 10.1.1 procure that the members of the Target Group shall honour and fulfil all their respective obligations (if any) existing at the date of this Agreement regarding exclusion or limitation of liability of directors, officers and Relevant Individuals, indemnification of officers, directors and Relevant Individuals and advancement of costs and expenses (provided that such obligations are substantially equivalent (in

3222356760 17 their scope and limit) to those provided to directors of the relevant members of the Target Group as at the date of this Agreement), in each case with respect to matters existing or occurring at or prior to the Effective Date; and 10.1.2 provide reasonable assistance to current and former directors, officers and Relevant Individuals of the Target Group to the extent that they need to make a claim against the Target Group’s directors’ and officers’ insurance policy (including under the cover described in Clause 10.2) with respect to matters existing or occurring at or prior to the Effective Date. 10.2 The Offeror acknowledges that, prior to the Effective Date, the Target may purchase directors’ and officers’ insurance for both current and former directors and officers of the Target Group, including without limitation directors and officers of the Target at the date hereof who retire or whose employment is terminated on or prior to the Effective Date in connection with the Acquisition, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date (the “Run-Off Cover”). The Run-Off Cover shall be with reputable insurers, for an aggregate limit commensurate with the Target Group’s existing policies and provide cover, in terms of amount and breadth, at least as extensive in its scope as that provided under the Target Group’s directors’ and officers’ insurance as at the date of this Agreement. To the extent that the Run Off Cover has not been purchased by the Target prior to the Effective Date, the Offeror shall procure that the Target purchases such Run-Off Cover (if available on reasonable commercial terms) or otherwise makes such insurance available as soon as practicable following the Effective Date. 10.3 Each of the directors, officers and Relevant Individuals of the Target Group to which the foregoing provisions of this Clause 10 (D&O Insurance) apply shall have the right, pursuant to the Contracts (Rights of Third Parties) Act 1999, to enforce their rights against the Offeror or any of its successors or assigns under the foregoing provisions of this Clause 10 (D&O Insurance). 11 Termination 11.1 Subject to Clause 11.3, this Agreement shall be terminated with immediate effect as follows: 11.1.1 if agreed in writing between the parties at any time prior to the Effective Date; 11.1.2 if the Announcement is not released at or before 5.00 p.m. on the date of this Agreement (unless, prior to that time, the parties have agreed another time and date in accordance with Clause 2 (Effective Date)) in which case the later time and date shall apply for the purposes of this Clause 11.1.2); 11.1.3 upon service of written notice by either party to the other party if one or more of the following occurs: (i) if the Acquisition is being implemented by way of the Scheme, the Court makes a final determination not to sanction the Scheme (for the avoidance of doubt, this shall not include any adjournment of the Sanction Hearing or where a determination of the Court not to sanction the Scheme is subject to appeal); (ii) prior to the Long Stop Date, any Condition has been invoked by the Offeror (where the invocation of the relevant Condition has been specifically permitted by the Panel); (iii) prior to the Long Stop Date, a third party announces a firm intention to make an offer or revised offer (whether or not subject to the satisfaction or waiver

3222356760 18 of any preconditions and whether structured as a contractual offer or a scheme of arrangement) for the Target which completes, becomes effective, or is declared or becomes unconditional; (iv) if the Acquisition (whether implemented by way of the Scheme or the Offer) lapses, terminates or is withdrawn in accordance with its terms on or prior to the Long Stop Date and, where required, with the consent of the Panel (other than where such lapse or withdrawal: (a) is as a result of an Agreed Switch; or (b) it is otherwise to be followed within five (5) Business Days by an announcement under Rule 2.7 of the Code made by the Offeror or a person acting in concert with the Offeror to implement the Acquisition by a different offer or scheme on substantially the same or improved terms and which is (or intended to be) recommended by the Target Directors); or (v) unless otherwise agreed by the parties in writing or required by the Panel, if the Effective Date has not occurred on or before the Long Stop Date; 11.1.4 upon service of written notice by the Offeror on the Target if a Target Board Recommendation Change occurs. 11.2 Termination of this Agreement shall be without prejudice to the rights of either party that may have arisen prior to termination. 11.3 The whole of this Clause 11 (Termination), Clause 9 (Share Plans and Employee Matters), Clause 10 (D&O Insurance) (but only in circumstances where this Agreement is terminated on or after the Effective Date or the date of the Offer becoming or is being declared unconditional, as the case may be), Clauses 12 (Representations and Warranties) to 27 (Appointment of Process Agent) (inclusive), and Schedule 1 (Share Plans and Employee Matters) shall survive termination of this Agreement. 12 Representations and Warranties 12.1 Each of the parties represents and warrants to the other on the date hereof that: 12.1.1 it has the requisite power and authority to enter into and perform this Agreement; 12.1.2 this Agreement constitutes its legal, valid and binding obligations in accordance with its terms; and 12.1.3 the execution and delivery of, and performance of its obligations under, this Agreement shall not: (i) result in a breach of any provision of its constitutional documents; or (ii) save as previously fairly disclosed to the other party, result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or (iii) result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound. 12.2 The Offeror represents and warrants to the Target on the date hereof that: 12.2.1 it has the requisite power and authority to enter into and implement the Acquisition on the terms and subject to the conditions set out in the Announcement; 12.2.2 no shareholder resolution (or similar) of the Offeror is required to enter into and implement the Acquisition; and

3222356760 19 12.2.3 all material matters or circumstances of which the Offeror and Offeror employees engaged in consideration of the Regulatory Conditions to the Acquisition are aware of and which would or could reasonably be expected to result in any of the Regulatory Conditions not being satisfied in the specific context of the Acquisition have been discussed with the Target. 12.3 No party shall have any claim against the other parties for breach of warranty after the later of: 12.3.1 the date on which the Cash Consideration is paid to Target Shareholders in accordance with the terms of the Acquisition and the Scheme and (where applicable) Rule 31.9 of the Code; and 12.3.2 the date on which the Offeror is recorded in the register of members of Target as its sole shareholder, in each case without prejudice to any liability for fraud, fraudulent misrepresentation or fraudulent misstatement. 12.4 The Offeror acknowledges and agrees, on its own behalf and on behalf of its Group, that any information and/or assistance provided by any of the Target Directors, or the Target’s officers, employees or advisers (each, a “Target Representative”) to it and/or any member of the Offeror Group or any of its respective officers, employees or advisers, whether before, on or after the date of this Agreement: (i) pursuant to the obligations of the Target or any member of the Target Group under or otherwise in connection with this Agreement; or (ii) in connection with the Acquisition, shall in each case be given on the basis that the relevant Target Representative shall not incur any liability nor owe any duty of care to any member of the Offeror Group in respect of any loss or damage that any member of the Offeror Group or any of its respective officers, employees or advisers may suffer as a result of the provision of any such information and/or assistance (save in each case for loss or damage resulting from the fraud or fraudulent misrepresentation of the relevant Target Representative). Each Target Representative shall have the right, pursuant to the Contracts (Rights of Third Parties) Act 1999, to enforce their rights against the Offeror or any of its successors or assigns under this Clause 12.4. 13 Invalidity 13.1 If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties. 13.2 If and to the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.1, then such provision or part of it shall, if and to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 13.1, not be affected. 14 Code 14.1 Nothing in this Agreement shall in any way limit the parties’ obligations under the Code and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms. 14.2 The parties agree that, if the Panel determines that any provision of this Agreement that requires the Target to take or not take action, whether as a direct obligation or as a condition

3222356760 20 to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded. 15 Notices 15.1 Subject to Clause 15.6, any notice or other communication in connection with this Agreement (each, a “Notice”) shall be: 15.1.1 in writing; 15.1.2 in English; and 15.1.3 delivered by hand, email, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company. 15.2 A Notice to the Offeror shall be sent to the following address, or such other person or address as the Offeror may notify to the Target from time to time: Physical address: For the attention of Tanya Jaeger de Foras (SVP, Chief Legal Officer, Corporate Secretary & Chief Compliance Officer) Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154 USA with a copy to (which shall not constitute notice) addressed for the attention of: i. William J. Curtin of Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, NW Washington, D.C. 20004 United States; and ii. Daniel Simons of Hogan Lovells International LLP, Atlantic House, 50 Holborn Viaduct, London EC1A 2FG. Email address: tanya.jaeger.de.foras@Ingredion.com with a copy (which shall not constitute notice) to Daniel.Simons@HoganLovells.com. 15.3 A Notice to the Target shall be sent to the following address, or such other person or address as the Target may notify to the Offeror from time to time: Physical address: For the attention of Lindsay Beardsell Tate & Lyle PLC 5 Marble Arch, London, United Kingdom, W1H 7EJ with a copy to (which shall not constitute notice) addressed for the attention of: Simon Branigan and Lisa Chang at Linklaters LLP, 20 Ropemaker Street, London, EC2Y 9AR Email address: Lindsay.Beardsell@tateandlyle.com with a copy (which shall not constitute notice) to each of Simon.Branigan@linklaters.com and Lisa.Chang@linklaters.com. 15.4 Each party shall notify the other in writing of any change to its notice details for the purposes of this Clause 15 (Notices) from time to time. 15.5 A Notice shall be effective upon receipt and shall be deemed to have been received:

3222356760 21 15.5.1 at 9.00 a.m. on the second Business Day after posting or at the time recorded by the delivery service; 15.5.2 at the time of delivery, if delivered by hand or courier; or 15.5.3 at the time the email is sent, if sent by email, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient. 15.6 Email is not permitted for any Notice by any party that: 15.6.1 terminates, gives notice to terminate or purports to terminate this Agreement; or 15.6.2 notifies or purports to notify an actual or potential claim for breach of or under this Agreement. 16 Further Assurances Each party shall, and shall use reasonable endeavours to procure that any necessary third party shall, at the cost of the requesting party, from time to time, execute such documents and do such acts and things as the requesting party may reasonably require for the purpose of giving the full benefit of this Agreement to the requesting party. 17 Remedies and Waivers 17.1 The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by law or otherwise. 17.2 No failure or delay by either party in exercising any right or remedy provided under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy. 17.3 Any waiver of a breach of this Agreement shall not constitute a waiver of any subsequent breach. 17.4 Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the parties shall not contest, and are expressly contractually estopped from contesting, the availability thereof), for any threatened or actual breach of any provision of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement. 18 No Partnership Nothing in this Agreement and no action taken by the parties under this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose. 19 Time of Essence Except as otherwise expressly provided, time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

3222356760 22 20 Third Party Rights Save as set out in Clause 10.3 and Clause 12.4, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement. 21 Variation 21.1 No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties. 21.2 Notwithstanding Clause 20 (Third Party Rights), this Agreement may be varied in any way without the consent of any third party beneficiary under Clause 10.3 or Clause 12.4, provided that the consent of each third party beneficiary under Clause 10.3 or Clause 12.4 shall be required for any variation of Clause 10 (D&O Insurance) or Clause 12.4 at any time on or after the Effective Date or the Offer becoming or being declared unconditional (as the case may be). 22 Whole Agreement 22.1 Save for the Confidentiality Agreement, the Clean Team Agreement and the CJDA (each of which remains in force at the date of this Agreement), this Agreement contains the whole agreement between the parties relating to the Acquisition and supersedes any previous written or oral agreement between the parties in relation to the Acquisition. 22.2 Except in the case of fraud, each party agrees and acknowledges that it is entering into this Agreement in reliance only upon this Agreement and that it is not relying upon any pre- contractual statement that is not set out in this Agreement. 22.3 Except in the case of fraud, fraudulent misrepresentation or fraudulent misstatement, no party shall have any right of action (including those in tort or arising under statute) against another party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement. 22.4 For the purposes of this Clause 22 (Whole Agreement), “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement. 23 Assignment Except as otherwise expressly provided in this Agreement, neither party may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement. 24 Costs and Expenses Other than as specified in Clause 3.5, each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement. 25 Counterparts This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

3222356760 23 26 Governing Law and Submission to Jurisdiction 26.1 This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English and Welsh law. 26.2 Subject to Clause 26.3 below, each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and irrevocably waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum. 26.3 Notwithstanding Clause 26.2 above, the parties shall be entitled to seek from any competent court any interim or interlocutory remedy (including those contemplated by Clause 17 (Remedies and Waivers) above). Nothing in this Clause 26 (Governing Law and Submission to Jurisdiction) shall deprive any competent court of jurisdiction to grant any such remedy or relief. 27 Appointment of Process Agent 27.1 The Offeror hereby irrevocably appoints Ingredion UK Limited of Ingredion House, Manchester Green, 339 Styal Road, Manchester, UK M22 5LW as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Offeror. 27.2 The Offeror agrees to inform the Target in writing of any change of address of such process agent within seven days of such change. 27.3 If such process agent ceases to be able to act as such or to have an address in England and Wales, the Offeror irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Target and to deliver to the Target within seven days a copy of a written acceptance of appointment by the process agent. 27.4 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

[Project Rubicon – Co-operation Agreement – Signature Page] In witness whereof this Agreement has been duly executed on the date first set out above: Tate & Lyle PLC By /s/ Nick Hampton______ Name: Nick Hampton Title: Chief Executive

[Project Rubicon – Co-operation Agreement – Signature Page] Ingredion Incorporated By /s/ James P. Zallie_____ Name: James P. Zallie Title: Chairman and CEO

3222356760 24 Schedule 1 Share Plans and Employee Matters 1 General 1.1 The parties to this Agreement agree that the provisions of this schedule (this “Schedule 1”) shall apply in respect of the Target Share Plans and certain other employee-related matters. For the avoidance of doubt, in this Schedule 1, where the context requires, references to "Target Shares" are references to the relevant Target Shares in question, rather than to all issued and to be issued ordinary shares in Target. 1.2 Subject to applicable confidentiality, legal and regulatory requirements, each party will reasonably co-operate with the other party in order to facilitate the implementation of the arrangements set out in this Schedule 1. 1.3 The parties acknowledge that any bonus, vesting or exercise of awards/options or other payments described in this Schedule 1 (including under Retention Awards and other bonus arrangements) will be subject to deductions for applicable taxes and employee's national insurance/social security contributions and levies (together, where applicable, with student loan repayments or other deductions), where such amounts are required to be withheld and/or accounted for as a matter of law and the arrangements contemplated in this Schedule 1 shall, where relevant, include mechanisms to ensure that any such deductions may be made. PART A: TARGET SHARE PLANS 2 Appropriate proposals to be made 2.1 Target and Offeror intend to jointly write to participants in the Target Share Plans on, or as soon as practicable after, the posting of the Scheme Document (or such later date as is agreed with the Panel) to inform them of: (i) the impact of the Scheme on their outstanding awards and/or options granted under the Target Share Plans ("Awards") as set out in paragraphs 7.1 to 7.4 below (the "Proposals") and any actions they may need to take in connection with their Awards as a result of the Scheme; and (ii) where required, Offeror's proposals pursuant to Rule 15 of the Code. 2.2 If the Acquisition is implemented by way of a Scheme, the parties will use good faith efforts to ensure that the timetable for its implementation shall be fixed so far as possible to enable Awards that provide for vesting and/or exercise upon the sanctioning of the Scheme, to vest and/or be exercised in sufficient time to enable the resulting Target Shares to be issued or transferred to participants prior to the Scheme Record Time so that such Target Shares may be bound by the Scheme on the same terms as Target Shares held by Target Shareholders. 2.3 If the Acquisition is implemented by way of an Offer, references to the sanctioning of the Scheme in this Schedule 1 will, where appropriate, be read as if they refer to the date on which the Offer becomes or is declared unconditional and references to the Scheme will be read as if they refer to the Offer and, subject always to Rule 21.2 of the Code, Offeror shall work in good faith with the Target to agree any such modifications to the Proposals as may be necessary or desirable.

3222356760 25 3 Articles amendment 3.1 The Target Resolutions shall include a resolution proposing an amendment to the Target articles of association by the adoption and inclusion of a new article under which any Target Shares issued or transferred: 3.1.1 after the Target General Meeting and prior to the Scheme Record Time shall be subject to the Scheme; and 3.1.2 after the Scheme Record Time (subject to the Scheme becoming effective in accordance with its terms) shall be immediately transferred to Offeror (or as it may direct) in exchange for the same consideration to be paid by Offeror (or its agent) as is due under the Scheme (or such other consideration as may be agreed between Offeror and the Target and disclosed in the Scheme Document). 4 Outstanding Awards As at 5 June 2026, the following Awards were outstanding under the Target Share Plans and Target confirms to Offeror that, as at that date, there were no other Awards outstanding under the Target Share Plans and other than the Target Share Plans neither the Target nor any other member of the Target Group operates any other arrangement under which there are outstanding rights for employees, directors or office-holders of any Target Group Company to acquire Target Shares: Target Share Plan Form of Award Grant Date Number of Target Shares subject to outstanding Awards Performance Share Plan 2013 Vested nil-cost options 5 July 2018 475 17 July 2019 352 Performance Share Plan 2020 Vested nil-cost options 30 September 2020 11,203 Conditional share awards (subject to performance conditions) 7 December 2023 24,140 5 July 2024 2,396,276 18 November 2024 787,754 11 June 2025 3,806,819 12 November 2025 126,876 Conditional share awards (restricted share awards not subject to performance conditions) 25 August 2025 45,498 12 November 2025 2,087,027

3222356760 26 Sharesave Plan 2020 Vested 5 year tax- advantaged options Exercise price: 531p 16 December 2020 564 5 year tax-advantaged options Exercise price: 542p 13 December 2021 332 Vested 3 year tax- advantaged options Exercise price: 571p 7 December 2022 16,889 5 year tax-advantaged options Exercise price: 571p 7 December 2022 7,353 5 year tax-advantaged options Exercise price: 512p 12 December 2023 12,959 3 year tax-advantaged options Exercise price: 512p 12 December 2023 16,696 5 year tax-advantaged options Exercise price: 609p 6 December 2024 1,551 3 year tax-advantaged options Exercise price: 609p 6 December 2024 11,173 5 year tax-advantaged options Exercise price: 302p 11 December 2025 83,693 3 year tax-advantaged options Exercise price: 302p 11 December 2025 153,319 TOTAL 9,590,949 Target confirms to Offeror that none of these Awards carries any right to dividend equivalents (whether these would be settled in cash or Target Shares). 5 Target Shares in employee benefit trust The Target further confirms that as at 5 June 2026, 2,228,022 Target Shares were held in trust in the Target’s employee benefit trust (the “Target EBT”) for the benefit of employees and former employees of the Target Group and certain of their family members generally (and subject to certain excluded classes of persons). 6 Operation 6.1 Subject to applicable legislation/regulation and Rule 21.1 of the Code and the consent of the Panel where applicable, Offeror acknowledges and agrees that, before the Effective Date, the Target Directors (and, where appropriate, the Target Remuneration Committee) may operate the Target Share Plans as they reasonably consider appropriate in the ordinary course of business in accordance (as relevant) with the rules of the relevant Target Share Plan, the Target Remuneration Policy (where applicable) and Target's normal practice, save as set out in this Schedule 1. For the avoidance of doubt, the operation of the Target Share Plans includes (without limitation): granting awards/options (including setting the terms

3222356760 27 applicable to such awards/options), determining the extent to which Awards vest, and satisfying the vesting of Awards and the exercise of Awards granted in the form of options. 6.2 Offeror acknowledges that, from the date of this Agreement, the Target may, subject to Rule 21.1 of the Code, paragraph 8 of this Schedule 1, and any required consent of the Panel, satisfy the vesting or exercise of any Awards by issuing new Target Shares or transferring market purchased or treasury shares, or cash-settling Awards, always in accordance with the terms of the relevant Target Share Plan and (in the case of Awards which are settled prior to the Court's sanction of the Scheme) in accordance with Target's normal practice. Where the Target proposes to settle Awards in cash prior to the Effective Date where this (i) approach would be inconsistent with Target’s normal practice and (ii) would mean reliefs otherwise available in respect of corporation taxes would not be obtained, Target intends to consult with Offeror prior to making any final decision to cash settle. 6.3 Subject always to Rule 21.1 of the Code and the Target Remuneration Policy, Offeror acknowledges that the Target may amend the rules of any of the Target Share Plans to the extent, in the reasonable opinion of the Target Directors or the Target Remuneration Committee, the amendments are necessary to implement the Scheme or the treatment set out in this Agreement, implement that treatment set out in the communications to participants in the Target Share Plans referred to in paragraph 2.1 of this Schedule 1, comply with any local law requirement, or facilitate the administration of any Target Share Plan. Before making any such amendments, the Target intends to consult with Offeror. The Target has no intention to amend the provisions of the 2013 PSP, 2020 PSP or DBP relating to the Target's ability to cash-settle awards, including in the event that any options under such plans are exercised after the Effective Date. 6.4 Offeror acknowledges that the Target may make such submissions to the Panel that are necessary to implement the arrangements expressly provided for in this Schedule 1, and Offeror agrees to co-operate as soon as reasonably practicable and in good faith in the making of any such submission. If and to the extent that any submission to the Panel states or implies that Offeror has consented to the relevant matter or arrangement, Offeror's prior written consent in respect of such express or implied statement must be obtained by the Target prior to making the submission to the Panel and Offeror agrees to respond to any such request as soon as reasonably practicable and in good faith. 7 Treatment of outstanding Awards under the Target Share Plans in connection with the Scheme The treatment of Awards under the Target Share Plans in connection with the Scheme will be as set out in this paragraph 7. 7.1 PSP Awards 7.1.1 Offeror acknowledges that, if PSP Awards vest in the ordinary course before the Court sanctioning the Scheme, the extent to which such Awards vest is to be determined by the Target Remuneration Committee in accordance with the rules of the PSP and the applicable PSP Award, the Target’s normal practice and, where applicable, the Target Remuneration Policy. 7.1.2 Offeror acknowledges that any holding period applying to such PSP Awards will cease to apply on the Court sanctioning the Scheme.

3222356760 28 7.1.3 Offeror acknowledges that, as a consequence of the Acquisition and the rules of the 2013 PSP and 2020 PSP (as appropriate), PSP Awards granted in the form of options that have already vested before the Court sanctioning the Scheme will be exercisable until their ordinary expiry date (for options granted under the 2013 PSP) or the date that is six months after the Court sanctioning the Scheme (for options granted under the 2020 PSP), unless in either case such PSP Awards lapse earlier in accordance with their terms. 7.1.4 If the date that the Court sanctions the Scheme has not yet occurred at the relevant time, Offeror consents for purposes of Rule 21.1 of the Code to the Target granting further awards under the PSP: (i) in or around June 2026 (the “2026 PSP Awards”) over up to £22.5m in value of Target Shares; and (ii) in or around June 2027 (the “2027 PSP Awards”) over up to £25m in value of Target Shares, and in either case in the ordinary course of business (subject to dealing restrictions) and in accordance with its normal practice and the Target Remuneration Policy including in terms of recipients, quantum (on an aggregate basis and in the grant to any individual based on their applicable role/grade at the time of grant), performance period, and performance conditions (but having regard to the specific circumstances of the Acquisition) and acknowledges the Target Remuneration Committee will have discretion to assess applicable performance conditions in connection with the Acquisition (and the Target’s current expectation is that performance will be assessed at target level). 7.1.5 Offeror acknowledges and agrees that, if the date that the Court sanctions the Scheme occurs prior to the normal Release Date (as defined in the 2020 PSP) of the PSP Awards granted under the 2020 PSP, in accordance with the rules of the 2020 PSP and the decisions of the Target Remuneration Committee, the PSP Awards will vest and be released from any applicable holding period on the date that the Court sanctions the Scheme subject to: (i) the Target Remuneration Committee's assessment of performance (other than for restricted share awards which have been granted as conditional share awards that are not subject to performance conditions); and (ii) application of time pro-rating (in the case of conditional share awards subject to performance, rounding up to the nearest half performance year and, in the case of restricted share awards, rounding up to the nearest twelve month period based on the 24 or 36 month period from grant as applicable), and Offeror acknowledges that the assessment of performance is entirely at the Target Remuneration Committee's discretion. 7.1.6 For the avoidance of doubt, the parties agree that for the purpose of paragraph 7.2.1(ii) of this Schedule 1, the portion of an Award that lapses due to the application of time pro-rating will be calculated after any rounding up in accordance with paragraph 7.1.5(ii) of this Schedule 1 has been applied. 7.1.7 The Target confirms, and Offeror acknowledges and agrees, that a “Change of Control” under the PSP will be effective upon the Court sanctioning the Scheme and

3222356760 29 the Target Remuneration Committee may take such steps as it reasonably considers necessary to reflect this position. 7.2 Replacement Awards 7.2.1 To the extent that PSP Awards (including, for the avoidance of doubt, PSP Awards in the form of restricted share awards that do not have performance conditions) lapse due to the application of time pro-rating, Offeror will, as soon as reasonably practicable after the Effective Date, grant new awards (the “Replacement Awards”) to participants in employment (and not under notice of termination) with the Target Group immediately prior to the Effective Date with the following terms: (i) all Replacement Awards shall be cash entitlements unless Offeror determines that the Replacement Awards shall be settled in Offeror shares; (ii) all Replacement Awards shall be equal in value to the number of Target Shares underlying each relevant PSP Award that lapsed on the Court sanctioning the Scheme due to time pro-rating (but after the application of any reduction for performance assessment), multiplied by the Cash Consideration; (iii) the Replacement Awards will be payable subject to continued service only (and not subject to any performance conditions); (iv) the vesting/payment date will replicate the vesting/release date of the original PSP Award being replaced; (v) no post-vesting holding period will apply; (vi) no entitlements to dividend equivalents will apply; (vii) no malus and clawback will apply; and (viii) Replacement Awards will be payable in full as soon as reasonably practicable following a participant’s termination of employment after the Effective Date where such termination is a Qualifying Termination. 7.3 DBP Awards Offeror acknowledges that there are no outstanding Awards granted under the DBP and the current expectation is that no further Awards will be granted under the DBP before the Effective Date. Offeror consents for purposes of Rule 21.1 of the Code to the Target granting further awards in the form of conditional share awards under the DBP (subject to dealing restrictions) in the ordinary course of business and in accordance with its normal practice and, where applicable, the Target Remuneration Policy. Any DBP Awards which have not vested in the ordinary course prior to the Court sanctioning the Scheme will vest in full on the date that the Court sanctions the Scheme in accordance with the rules of the DBP. 7.4 Sharesave plan 7.4.1 Offeror acknowledges that unvested options under the Sharesave will (to the extent that such Sharesave options have not previously become exercisable) become exercisable on the Court sanctioning the Scheme to the extent of the participants’ accrued savings and interest (if any) under the linked savings arrangements made at the time of exercise. Sharesave options will remain exercisable for six months following the Court sanctioning the

3222356760 30 Scheme and, to the extent not exercised, will lapse after this date unless they lapse earlier in accordance with their terms. 7.4.2 To the extent that the tax-advantaged status of any Sharesave option (granted prior to the date of this Agreement) that is exercised on or after the Court sanctions the Scheme falls away due (i) to any act or decision of Offeror or (ii) any act or decision to which Offeror expressly consents and which, prior to such consent, Target confirms is expected to result in loss of tax-advantaged status of Sharesave options, Offeror agrees that it will work with the Target in good faith (and subject to any requirements under the Code or any other applicable legal requirements) to agree proposals to make the relevant Sharesave participants whole, on an after-tax basis, for any increased tax liability which arises as a result of the loss of tax-advantaged status on exercise of such Sharesave option (or the related acquisition of Target Shares by the Sharesave participants). 7.4.3 The parties agree that no appropriate proposal will be made in respect of Sharesave options where the exercise price of the options is less than the Cash Consideration. Offeror acknowledges that these options will remain exercisable for six months following the Court sanctioning the Scheme and will then lapse, unless they lapse earlier in accordance with their terms. 8 Employee benefit trust Subject always to Target’s ability to make recommendations to the trustee of the Target EBT to use any unallocated Target Shares held in the Target EBT to satisfy Awards vesting or being exercised in the normal course, Target intends, in priority to the issue of new Target Shares or the transfer out of treasury of Target Shares, to recommend to the trustee of the Target EBT that the trustee will use the Target Shares held in the Target EBT to satisfy the vesting or exercise of first, any DBP Awards and, secondly, any PSP Awards, in either case which occurs in connection with the Acquisition. To the extent that there are insufficient Target Shares in the Target EBT to satisfy outstanding Awards, Offeror acknowledges (and consents for the purpose of Rule 21.1 of the Code) that the Target may (i) request the trustee of the Target EBT to use any cash held in the Target EBT or (ii) fund the trustee, to the extent necessary to subscribe for new Target Shares or purchase existing Target Shares to satisfy outstanding Awards. 9 Malus and Clawback Offeror acknowledges and agrees that, from the Effective Date, malus and/or clawback will not be applied by Target (or any member of the Target Group) or any member of the Offeror Group to any Awards. Subject to Rule 21.1 of the Code, the Target may amend the Target Share Plans to reflect this. PART B: EMPLOYEE MATTERS 10 Annual bonus arrangements 10.1 For any Target Bonus Year completed before the Effective Date: 10.1.1 bonus determinations will be undertaken by the Target acting in good faith and in a manner consistent with its usual practices, applicable plan rules and policies (including, where relevant, the Target Remuneration Policy) provided that any payments not determined and communicated prior to the Effective Date shall require Offeror’s prior written approval (not to be unreasonably withheld or delayed); and

3222356760 31 10.1.2 the bonus will be paid to Target Employees by the Target (or relevant member of the Target Group), subject to applicable withholdings, on the normal bonus payment date subject to deferral, malus and clawback terms in accordance with the Target's usual practices, applicable plan rules and Target Remuneration Policy (where relevant). 10.1.3 For the avoidance of doubt, nothing in this clause obliges the Target to award or pay any bonus where, under the applicable plan rules, policies or practices, no bonus would ordinarily be awarded or payable for that period, and any discretion exercised under this clause shall be exercised on a rational, non-arbitrary basis consistent with applicable law, taking into account relevant market practice. 10.2 AIP 10.2.1 In respect of participants in the AIP in the Target Bonus Year in which the Effective Date falls who are Target Employees immediately prior to the Effective Date: (i) participants will receive a pro-rata bonus in cash to reflect the portion of the Target Bonus Year up to the Effective Date (with no deferral) as soon as reasonably practicable following the Effective Date (or, in the case of executive directors, following the date the Target is delisted from the London Stock Exchange), and the assessment of performance shall be undertaken by the Target Remuneration Committee in good faith, having regard to the relevant performance measures and the specific circumstances of the Acquisition, and exercising any discretion on a rational, non-arbitrary basis consistent with the applicable plan rules in place immediately prior to the Effective Date and applicable law; (ii) the Target Remuneration Committee will deem the personal performance measures of the AIP as being satisfied at target; (iii) subject to paragraph 11.3.1(viii), after the Effective Date, Offeror will operate the AIP with the same target and maximum opportunities and otherwise on terms no less favourable than those as in place immediately before the Effective Date for the remainder of the Target Bonus Year and will award bonuses based on actual achievement of targets (modified if necessary to reflect the Delisting), other than the personal performance measures which will be deemed satisfied at target, and the relevant bonus amounts determined in accordance with this paragraph will be paid on the usual bonus payment date entirely in cash to Target Employees who, on the relevant bonus payment date, satisfy the eligibility conditions set out under the applicable plan rules in place immediately prior to the Effective Date. 10.2.2 With effect from the Effective Date, malus and/or clawback will not be applied to AIP payments made pursuant to this paragraph 10 or in respect of previous Target Bonus Years. Subject to Rule 21.1, the Target may amend the rules of the AIP to reflect this. 10.3 Sales Incentive Plan and Plant Bonus Arrangement 10.3.1 In respect of participants in the Sales Incentive Plan and Plant Bonus Arrangement in the Target Bonus Year in which the Effective Date falls who are Target Employees immediately prior to the Effective Date: (i) Offeror will continue to operate the Sales Incentive Plan and Plant Bonus Arrangement on terms no less favourable than those in place immediately

3222356760 32 before the Effective Date (subject to leaver treatment as set out in this paragraph 10.3.1(ii)), and pay to eligible participants a bonus in cash, based on actual achievement of targets (other than the personal performance measures which will be deemed satisfied at target), as of the usual bonus payment date, consistent with Target's applicable plan rules in place immediately prior to the Effective Date and normal practice; (ii) subject to paragraph 11.3.1(viii), the relevant bonus amounts determined in accordance with this paragraph will be paid entirely in cash to Target Employees who satisfy the eligibility conditions under the applicable plan rules in place immediately prior to the Effective Date (including any employment/notice conditions) on the relevant bonus payment date; and (iii) with effect from the Effective Date, malus and/or clawback will not be applied to amounts paid in respect of bonuses paid prior to or after the Effective Date. 11 Other matters 11.1 Retention arrangements 11.1.1 Offeror consents for the purposes of Rule 21.1 of the Code to the Target Group, for the purpose of protecting the business to be acquired pursuant to the Acquisition, making cash retention awards (over and above annual bonuses and share plan awards granted in line with the terms of this Schedule 1) to approximately 100 Target Employees (excluding executive directors) whose retention the Target Remuneration Committee, or where applicable its delegate, determines is of significant importance for: (a) achieving the successful completion of the Acquisition; and/or (b) business continuity in the period up to, and following, the Effective Date (“Retention Awards”). Offeror acknowledges that Retention Awards will (subject to paragraphs 11.1.3 and 11.1.4 below) be awarded on the basis that: (i) 50% of each Retention Award is payable as soon as reasonably practicable after (and in any event within 30 days of) the Effective Date; (ii) the remaining 50% is payable as soon as reasonably practicable after (and in any event within 30 days of) a date falling three to twelve months after the Effective Date (where the applicable date depends upon the role of the relevant employee, with go-to-market, supply chain and operational roles being a date falling six to twelve months, and for anyone else, a date falling three to six months, after the Effective Date); (iii) no individual Retention Award shall exceed 150% of basic salary; and (iv) in the event of a termination or notice of termination prior to a relevant payment date, the Retention Award or part thereof would normally lapse but, other than where the notice/termination is for Cause (or resignation prior to the Effective Date), the Target Remuneration Committee, or where applicable its delegate, retains discretion to apply different treatment. 11.1.2 Offeror consents for the purposes of Rule 21.1 of the Code to the Target Group, for the purpose of protecting the business to be acquired pursuant to the Acquisition, making cash retention awards (over and above annual bonuses and share plan awards granted in line with the terms of this Schedule 1) to the executive directors of the Target as at the date of this Agreement (“ED Retention Awards”). Offeror

3222356760 33 acknowledges that ED Retention Awards will (subject to paragraph 11.1.3 below) be awarded on the basis that: (i) each ED Retention Award will be payable, subject to and conditional on completion of the Acquisition and the Target being delisted from the London Stock Exchange (“Delisting”), in full as soon as reasonably practicable following (and in any event within 30 days of) the date falling three months after the Effective Date; (ii) in respect of the Chief Executive Officer, the ED Retention Award will be equal to 150% of their annual base salary as at the date of this Agreement; (iii) in respect of the Chief Financial Officer, the ED Retention Award will be equal to 125% of their annual base salary as at the date of this Agreement; and (iv) in the event of a termination or notice of termination prior to the relevant payment date of an ED Retention Award, the ED Retention Award would normally lapse, but, other than where the notice/termination is for Cause (or resignation prior to the Effective Date), the Target Remuneration Committee, or where applicable its delegate, retains discretion to apply different treatment, provided that any payment under any ED Retention Award shall always be subject to and conditional on only the completion of the Acquisition and Delisting. 11.1.3 Target acknowledges that Offeror’s consent for the purposes of Rule 21.1 of the Code has been provided on the basis that the aggregate value of the Retention Awards and the ED Retention Awards, together with any awards under paragraph 11.1.4 below, will not exceed £18 million (gross, excluding employer social security costs / levies, but including relevant withholdings that will be made as described in paragraph 1.3 above). 11.1.4 Offeror acknowledges and agrees that for Rule 21.1 purposes that the Target may make ad-hoc non-Acquisition related cash recruitment and retention awards in the ordinary course in a manner consistent with normal practice for the Target. 11.2 International participants 11.2.1 The Target and Offeror acknowledge that it may be necessary to take an alternative approach to the arrangements referred to in this Schedule 1 to reduce potential tax inefficiencies in jurisdictions outside of the United Kingdom, and the parties acknowledge that they intend to co-operate in good faith in determining any such alternative approach. 11.2.2 To the extent any Target "disqualified individual" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "U.S. Code")) might become subject to an excise tax under Section 4999 of the U.S. Code on the value of any "excess parachute payment" (as defined in Section 280G of the U.S. Code) or the payor might lose a U.S. tax deduction pursuant to Section 280G of the U.S. Code with respect to an excess parachute payment in connection with the Acquisition (whether as a result of payments made on or following the date that the Court sanctions the Scheme, or the Effective Date (or if Offeror elects, in accordance with clause 7, to implement the Acquisition by way of an Offer, the date on which the Offer becomes or is declared unconditional, as applicable) or in connection with other events associated with the relevant date), Offeror shall work in good faith with the

3222356760 34 Target between the date of this Agreement and the Effective Date to, where possible, eliminate and, otherwise, reduce the amount of any such excise tax and any such deduction loss, as permitted by law without the parties incurring any additional material costs or liabilities as a result of such mitigation (which mitigation shall not, for the avoidance of doubt, include the payment of any tax “gross-up” to a disqualified individual). 11.3 Severance arrangements 11.3.1 Offeror agrees in respect of any individual who is a Target Employee immediately prior to the Effective Date and who is subject to a Qualifying Termination taking effect (or who gives or receives notice of a Qualifying Termination) on the Effective Date or in the period of 15 months following the Effective Date that: (i) such Target Employee will ordinarily receive a lump sum payment in lieu of their full contractual or statutory notice period, whichever is longer, or, if such Target Employee is required to work any part of their notice period, will receive a lump sum payment in lieu of the balance of their contractual or statutory notice period (whichever is longer), subject always to applicable law and HMRC requirements, with no obligation on the Target Employee to mitigate any losses, notwithstanding: (a) any contractual or other right the Target Employee’s employer has to make such payment in lieu of notice in instalments; and/or (b) any contractual or other obligation on such Target Employee to mitigate their losses (e.g. by finding alternative employment or income which would otherwise be deducted from a payment in lieu of notice); and provided that there shall be no duplication of notice pay entitlements; (ii) the relevant Target Employee will be entitled to applicable redundancy and severance payments that are no less favourable than the greater of: (a) a redundancy or severance payment of no less than four weeks’ base salary per year of service (capped at twelve months’ base salary (excluding bonus, commission and benefits)), inclusive of any statutory redundancy payment and subject to applicable law; (b) those disclosed prior to the date of this Agreement by the Target to Offeror as current Target redundancy and/or severance payments for the Target Group in the relevant jurisdiction as at the date of this Agreement; and (c) those reflecting the Offeror Group's redundancy and/or severance policy and discretionary practice for similarly situated employees in the relevant jurisdictions, as set out in the Offeror Group’s established policies, frameworks or current practice; (iii) the relevant Target Employee will be entitled to applicable redundancy and severance benefits and arrangements (excluding redundancy and severance pay) that are no less favourable than the greater of:

3222356760 35 (a) those disclosed prior to the date of this Agreement by the Target to Offeror as current Target redundancy and/or severance arrangements for the Target Group in the relevant jurisdiction; and (b) those reflecting the Offeror Group's redundancy and/or severance policy and discretionary practice for similarly situated employees in the relevant jurisdictions as set out in the Offeror Group’s established policies, frameworks or current practice; (iv) the relevant Target Employee will be eligible to receive reasonable and appropriate outplacement support, which is no less favourable than the arrangements disclosed prior to the date of this Agreement by the Target to Offeror as current Target outplacement support arrangements for the Target Group in the relevant jurisdiction; (v) the relevant Target Employee will be entitled to “good leaver treatment” (or any similar or equivalent concept) in respect of any incentive arrangements and/or awards in which the Target Employee participates at the date of termination (other than any Replacement Awards which will be governed by their terms as described in paragraph 7 and any Retention Awards or ED Retention Awards which will treated as described in paragraph 11.3.1(vi) below), and any such incentive arrangements and/or awards shall otherwise be treated in accordance with the terms of any applicable plan rules; (vi) the relevant Target Employee will be entitled to full payment of any Retention Awards or ED Retention Awards on or as soon as reasonably practicable after the date the Target Employee ceases employment (or on the relevant payment date, if earlier) (subject, in respect of ED Retention Awards only, to Delisting); (vii) the relevant Target Employee will receive a reasonable contribution towards legal fees, conditional upon the Target Employee entering into and not revoking a binding settlement agreement; and (viii) the relevant Target Employee will cease to participate in the bonus arrangements on the basis set out in paragraph 10 above and will instead receive a pro-rata bonus entirely in cash: (a) in the case of Target Employees who participate in the AIP: (I) in respect of the Target Bonus Year in which the Effective Date occurs, time pro-rating shall reflect the period from the Effective Date to the date of termination; (II) in any subsequent year, time pro-rating shall reflect the portion of the Target Bonus Year to the date of termination; (b) in the case of Target Employees who participate in the Sales Incentive Plan or Plant Bonus Arrangement, time pro-rating shall reflect the portion of the Target Bonus Year to the date of termination, (c) in each case with performance conditions either: (i) deemed satisfied at target, where the termination of employment takes effect less than six months into the relevant Target Bonus Year; or (ii) assessed in good faith by the Target Remuneration Committee (or equivalent),

3222356760 36 provided that there shall be no duplication of incentive entitlements, with any exercise of discretion being rational and non-arbitrary, where the termination of employment takes effect on or after the date falling six months into the relevant Target Bonus Year and otherwise subject to the terms of the relevant plan rules, and (d) in each case to be paid on the normal bonus payment date or on or shortly following the date of termination (if earlier), unless otherwise determined by the Target Group Chief People Officer (or if that person is no longer in role, the Target employee responsible for HR activities within the Target Group at the relevant time). 11.3.2 Nothing in this paragraph 11.3 or paragraph 11.4 shall: (i) require any payment or benefit to the extent it would be unlawful; (ii) prevent compliance with applicable law or fiduciary duties; or (iii) oblige Offeror to act in breach of the rules of any employee benefit plan. 11.3.3 Payment of any enhanced severance, any pro-rated bonus and the grant of any ‘good leaver’ treatment under this paragraph 11.3 is conditional upon the employee entering into and not revoking a settlement agreement. For the avoidance of doubt, this condition shall not apply to statutory entitlements, and Replacement Awards and (where applicable and subject to the remaining terms of this Schedule 1) any incentive payments or vesting remain subject to the applicable plan rules and the discretion of the relevant committee (exercised in good faith and on a rational, non-arbitrary basis). 11.3.4 Following the expiry of the 15-month period set out in paragraph 11.3.1, Offeror confirms that any individual who is a Target Employee immediately prior to the Effective Date shall be covered by the Offeror Group's established redundancy and/or severance policies, frameworks and/or discretionary practices from time to time for similarly situated employees in the relevant jurisdictions (which currently include a redundancy or severance payment of two weeks’ pay per year of service). For the avoidance of doubt, the provision of any such payments, benefits and/or other arrangements shall be subject to the requirements (including as to eligibility) of such policies, frameworks and/or practices from time to time. 11.4 Continuation of terms and conditions 11.4.1 Offeror acknowledges that the Target intends to carry out annual (or other periodic) pay reviews (including the 2027 merit pay review and, if the Effective Date falls after 31 March 2027, the 2028 merit pay review), appraisals, recruitment and promotion rounds in the ordinary course of business and shall continue to undertake ordinary course of business staffing decisions and actions following the date of this Agreement in a manner that is consistent with the Target’s normal practice and by exercising any discretion(s) in good faith. For the avoidance of doubt, a review does not guarantee any increase. 11.4.2 For 12 months following the Effective Date, Offeror will, and will procure that other members of the Offeror Group will, observe the existing contractual and statutory employment rights, including in relation to pensions, of the Target Employees in accordance with applicable law (with the exception of severance which will be dealt

3222356760 37 with in accordance with paragraph 11.3 of this Schedule 1) and Offeror will not, and will procure that other members of the Offeror Group will not make any adverse changes to the terms and conditions of employment of any Target Employee, other than where such changes are: (i) made with employee consent; or (ii) required to comply with applicable law. 11.4.3 For 12 months following the Effective Date, Offeror agrees that in respect of each of the Target Employees immediately prior to the Effective Date who remain in employment with the Target Group or Offeror Group it will, and will procure that other members of the Offeror Group will, maintain the benefits package (including pension benefits, life insurance, medical cover and contractual allowances), as in place or provided to each Target Employee immediately before the Effective Date, except where the relevant benefit arrangement or provider ceases to be available, in which case the Offeror shall ensure that any replacement arrangements are no less favourable to the relevant Target Employee. 11.4.4 For 12 months following the Effective Date, Offeror agrees that in respect of each of the Target Employees immediately prior to the Effective Date who remain in employment with the Target Group or Offeror Group it will, and will procure that other members of the Offeror Group will, maintain at least the same base pay or wage rate and variable pay opportunities (including threshold, target and maximum opportunities for both bonuses and long-term incentive plans) save that opportunities under share based incentive plans may be replaced with opportunities under cash- based plans with the same grant date fair value, provided to each such Target Employee immediately before the Effective Date. 11.4.5 Nothing in this clause shall prevent the Offeror or any member of the Offeror Group from preparing, planning or consulting on, or communicating or providing information in relation to, any changes to such terms and conditions outlined above, provided that no such changes are implemented during that 12-month period (except as expressly permitted above). 11.5 Non-executive director notice pay Offeror acknowledges that the Target intends, after the Effective Date and subject to and conditional on the Target being delisted from the London Stock Exchange, to pay within 30 days of the Effective Date or, if later, the day following the date on which the Target is delisted from the London Stock Exchange any non-executive director of the Target who steps down from the Target board in connection with the Scheme with effect from the Effective Date and does not join the board of Offeror, a payment equal to their time pro-rated fees at the rate paid to them immediately before the Effective Date in lieu of the notice periods set out in their letters of appointment (less any legally required deductions) and net of any fees paid in respect of any part of the notice period already served. 12 Definitions “2013 PSP” means the Target 2013 Performance Share Plan, as approved by Target Shareholders on 26 July 2012, as amended from time to time; “2020 PSP” means the Target 2020 Performance Share Plan, as approved by Target Shareholders on 23 July 2020, as amended from time to time; "2026 PSP Awards" has the meaning given to it in paragraph 7.1.4 of this Schedule 1;

3222356760 38 "2027 PSP Awards" has the meaning given to it in paragraph 7.1.4 of this Schedule 1; "AIP" means the Target's annual incentive plan, as amended from time to time; "Awards" has the meaning given to it in paragraph 2.1 of this Schedule 1; "Cause" means, with respect to the termination of an individual’s employment by a member of the Offeror Group or the Target Group, that such termination of employment is based on, in the reasonable determination of either: (i) prior to the Effective Date, the Target Group Chief People Officer (or if that person is no longer in role, the Target employee responsible for HR activities within the Target Group at the relevant time); or (ii) on or after the Effective Date, the Offeror Group HR Director (or their delegate), in each case following a fair process compliant with applicable law, the individual’s: (A) gross misconduct; (B) performance of any act or failure to perform any act in bad faith and to the detriment of the Target Group or Offeror Group or any member thereof; (C) dishonesty, intentional misconduct, material violation of any applicable Offeror Group policy or Target Group policy, or material breach of any agreement with any member of the Offeror Group or the Target Group; (D) conviction of, or a plea of guilty or no contest to a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (E) persistent and material failure to perform essential duties to a standard reasonably expected for the role, having carried out a performance improvement process in line with practice in the relevant country of employment or, where no such practice exists, after receiving written notice thereof and a reasonable opportunity to cure (if curable). “Constructive Dismissal" means a termination of employment taking effect on or after the Effective Date by reason of the individual’s resignation where, without the individual’s express written consent, any of the following circumstances arose on or after the Effective Date: (i) their duties and/or scope of responsibility has been materially diminished; (ii) in the period of 15 months following the Effective Date, the individual is provided (A) base pay and incentive opportunities that are less favourable, taken as a whole, than those provided immediately prior to the Effective Date or (B) benefits and allowances (including but not limited to equity or cash incentives and pension benefits), that are less favourable, taken as a whole, than the benefits and allowances provided to such individual immediately prior to the Effective Date; or (iii) their normal place of work is moved more than, 50 miles if working within the United States and 35 miles if working in any other jurisdiction, from their previous place of work, provided that relocation within the same metropolitan area shall not of itself be treated as exceeding such thresholds, and provided in each case that such relocation is reasonable having regard to the individual’s role, seniority and personal circumstances and does not result in a material increase in the individual’s commuting time. In the event of any dispute about whether (i) or (ii) applies to a particular individual, the decision shall be referred to either: (i) prior to the Effective Date, the Target Group Chief People Officer (or if that person is no longer in role, the Target employee responsible for HR activities within the Target Group at the relevant time); or (ii) on or after the Effective Date, the Offeror Group HR Director (or their delegate), who will, acting reasonably, determine the position; "DBP" means the Target Discretionary Group Bonus Plan 2024, as originally approved by the Target Remuneration Committee on 21 September 2010, as amended from time to time; “Delisting” has the meaning given to it in paragraph 11.1.2 of this Schedule 1; “ED Retention Awards” has the meaning given to it in paragraph 11.1.2 of this Schedule 1; "Plant Bonus Arrangement" means the Target's plant bonus arrangement, as amended from time to time; "Proposals" has the meaning given to it in paragraph 2.1 of this Schedule 1;

3222356760 39 "PSP" means each of the 2013 PSP and 2020 PSP, in each case as amended from time to time; "Qualifying Termination" means: (a) a termination of employment taking effect on or after the Effective Date by a member of the Offeror Group or the Target Group, other than for Cause; or (b) a Constructive Dismissal; "Replacement Awards" has the meaning given to it in paragraph 7.2.1 of this Schedule 1; "Retention Awards" has the meaning given to it in paragraph 11.1.1 of this Schedule 1; "Sales Incentive Plan" means the Target's sales incentive plan, as amended from time to time; "Sharesave" means the Target Sharesave Plan 2020, as approved by Target Shareholders on 23 July 2020, as amended from time to time; "Target Bonus Year" means the Target's financial year for the purposes of its annual bonus arrangements; "Target EBT" has the meaning given to it in paragraph 5 of this Schedule 1; "Target Employees" means the employees of the Target and the employees of members of the Target Group from time to time excluding contractors, agency workers and consultants unless expressly agreed in writing; "Target Remuneration Committee" means the remuneration committee of the board of directors of the Target, as formed from time to time; "Target Remuneration Policy" means the remuneration policy of the Target Directors, as approved by the Target Shareholders from time to time; "Target Share Plans" means the PSP, the DBP, and the Sharesave; and "U.S. Code" has the meaning given to it in paragraph 11.2.2 of this Schedule 1.

3222356760 40 Schedule 2 Announcement